Exhibit 99.R2

APOLLO ATHENE Code of Business Conduct and Ethics

APOLLO

Letter from our CEO

Respect and integrity are integral to the vision and mission of Apollo Asset Management, Inc. (“AAM”), Athene Holding Ltd. (“Athene” or “AHL”) and Apollo Global Management, Inc. (“AGM”, and together with its subsidiaries, “Apollo” or the “Company”). These important values are deeply embedded in the history of the companies that combined to form Apollo and are at the heart of who we are as a Company today. We are all responsible not only for our own actions, but also for fostering a culture that embraces excellence alongside compliance with the law and Company policies. Our shared culture reinforces our commitment to each other, our investors, customers, and communities.

Accordingly, this Code of Business Conduct and Ethics (“Code”) covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it affirms our collective responsibility for promoting honest, ethical, and lawful conduct across all levels, business units, and locations of our shared organization. The Code is based on our fundamental understanding that no one at the Company should ever sacrifice integrity for business.

We want to be a company known for our ethical leadership and treating others with integrity, respect, and fairness. The Code is integral to the way we do business and supports the Company’s vision of being considered “best in class”.

While the Code is helpful in reducing the risk of non-compliance with laws, regulations, and our internal policies and standards of business conduct, no document can replace good judgment. As you read and agree to be bound by this Code, we hope you will pause to reflect upon what the outlined guidelines truly mean. Acting in a manner consistent with these principles will strengthen our culture and make you proud to be part of our Company.

Marc Rowan

Chief Executive Officer

APOLLO

Introduction

Our integrity and reputation depend on our ability to do the right thing. The Company is committed to promoting a culture that encourages compliance with the law and all our policies and procedures.

This Code assists us in complying with those standards and with applicable laws, rules, regulations, and controls to achieve quality and excellence in our business dealings. All of our people must comply with this Code, both in letter and in spirit. There is no single set of guidelines or automatic right answer for every business choice we face, and the Code will not provide obvious answers in all situations. However, it can serve as a basis for informing your judgment. Ultimately, we must rely on each person’s character and sense of right and wrong. The critical guiding principles are complying with applicable laws and internal policies, and consulting with Compliance, Legal, Human Capital (“HC”) or your manager as necessary.

The Code incorporates all of the policies and procedures referenced in this document, including those referenced in the appendices. The Code applies to all workplace conduct, whether in person, online, or over the phone. The workplace is much broader than just your physical office address. It might include any Company location, a client’s location, a seminar or conference, a speaking engagement, Company travel, or even your home. Exercise common sense when performing your duties and act in an appropriate manner while at work or when representing the Company, even in a social setting.

APOLLO

About This Document

It is our policy to conduct our business in accordance with applicable federal, state, and local laws and regulations, applicable laws and regulations of any foreign jurisdictions in which we operate, applicable rules and requirements of the New York Stock Exchange, and in a manner that reflects high standards. Although you are not expected to know the details of all laws, rules, and regulations, it is important to know enough to decide when to get advice from your manager, Compliance, Legal, HC or other appropriate personnel.

This Code applies to all Company employees, including those of its direct and indirect subsidiaries. This Code also applies to the Company’s officers and directors, certain consultants, temporary workers, independent contractors, third—party service providers, and operating executives, depending on their relationship to the Company. All Company employees and certain others to whom this Code applies are required to affirm that they have reviewed this Code and will comply with it. This Code does not create any rights to continued employment and is not an employment contract. Employees and certain consultants of AAM, and other individuals designated by AAM Compliance, including a subset of Athene employees, are subject to AAM’s compliance program and the policies referenced in Appendix A. Employees, directors and certain consultants of Athene are also subject to the additional Athene policies referenced in Appendix B. Employees of AAM and Athene are required to review and familiarize themselves with the policies referenced by the appendices, compliance with which is required by this Code. A violation of any such person’s written obligations to the Company is a violation of this Code. Violating any laws or regulations that relate to the operation of our business, engaging in any other criminal conduct, disregard of or failure to comply with the Code, which incorporates all of the policies and procedures referenced in this document, including those referenced in the appendices, or any other applicable policies and procedures, or failure to cooperate as directed by the Company with an investigation may result in corrective and/or disciplinary action, which may include termination. The Company will take reasonable actions to enforce this Code. The AGM Board of Directors (the “AGM Board”) has adopted this Code to foster a culture that reinforces our commitment to integrity and compliance with the law and Company policies. AGM’s Chief Compliance Officer is responsible for day—to—day administration of the Code and will report to the audit committee of the AGM Board (the “AGM Audit Committee”), AAM and/or Athene as appropriate with respect to this Code. This Code may be amended as required by law or regulation or as otherwise advisable. Any material amendments to this Code must be approved by the AGM Board or a committee so delegated by the AGM Board. The AGM Chief Compliance Officer, Chief Legal Officer, Chief Executive Officer, Chief Financial Officer, the AGM Board or a committee of the AGM Board may, at their discretion, establish and disseminate additional policies and procedures. Any waiver of the provisions of this Code for an executive officer or director of AGM must be approved by the AGM Board or a committee of the AGM Board so delegated by the AGM Board. Any waiver of the provisions of this Code for an executive officer or director of AAM or Athene must be approved by (i) the board of directors of AAM (the “AAM Board”) or the board of directors of Athene (the “Athene Board”) or a committee of the AAM Board or the Athene Board so delegated thereby, respectively, and (ii) the AGM Board or a committee so delegated by the AGM Board. If approved, disclosure of any such waiver must be made as required by applicable laws, rules, and regulations. Waivers for other individuals covered by the Code must be approved by the Chief Compliance Officer or Chief Legal Officer of AGM, AAM, or the Chief Compliance Officer or General Counsel of AAM, or Athene, as applicable. Waivers

APOLLO

Raising Concerns & Reporting Violations

The Company is committed to promoting a shared culture that encourages ethical conduct, a commitment to compliance with the law, and due diligence to prevent and detect criminal conduct. Everyone has a responsibility to report misconduct, whether it’s in your personal or professional dealings. You are responsible for promptly reporting any circumstance that you believe in good faith may constitute a violation of the Code or any other policies, laws, rules, or regulations applicable to the Company. You may also report or discuss any other concerns you may have with respect to business operations. In some cases, failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted.

How to Report Concerns

Concerns, including concerns about Company financial statements and any matter regarding potential issues with financial reporting or any other questionable accounting controls or auditing matters can be reported by contacting your manager, Compliance, or through the Business Integrity Hotline or Website. If you are not comfortable reporting through the aforementioned channels, you may also submit a concern to the chair of the AGM Audit Committee by sending a letter addressed to:

Apollo Global Management, Inc.

Attn: Chair, Audit Committee of the Board of Directors

9 West 57th Street

New York, NY 10019

See Appendix B for additional Athene-specific methods for raising concerns and reporting violations.

Reporting Generally

Reports may be made anonymously. If you wish to report anonymously, please do not provide your name or other identifying information when submitting your concern. However, please understand that if you do choose to remain anonymous and do not provide a means to contact you, the Company may be unable to obtain the additional information needed to investigate or address your concern.

If you have a question or concern about the Code, are not sure if something should be reported, or need to think through an ethics or compliance-related issue, we encourage you to talk to your manager or Compliance.

All reports will be referred to and investigated by the appropriate parties and handled in accordance with our evaluation and investigation procedures for screening and determining further handling. In circumstances where a member of Compliance, Legal, Internal Audit or HC may be conflicted in administering the procedures, he or she shall recuse him or herself, and one or more other senior members of that area, not selected by the conflicted individual, shall perform the role. Your report will be investigated with the highest discretion and you will be protected from retaliation. It is unacceptable to file a report if you know it is false and doing so will subject you to discipline.

Nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any agency, Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Legal and Compliance to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

APOLLO

It is our policy to protect those who communicate their concerns. We comply with all applicable laws protecting employees against unlawful discrimination or retaliation as a result of good faith reporting or participating in investigations involving alleged misconduct. Reporting known or suspected violations can provide a great benefit to the Company. We encourage the communication of legitimate concerns. The earlier a concern is expressed, the easier it is to take action. We will not tolerate threats or acts of retaliation against any individual who reports a concern or suspected violation in good faith. Any form of retaliation or threat of retaliation against Company employees for reporting actual or suspected violations, or lodging questions about policies, compliance or ethics is strictly prohibited and should be promptly reported in accordance with any of the reporting channels provided to you.

APOLLO

Financial Integrity

Anti-Bribery & Anti-Corruption

It is the Company’s policy to strictly comply with the Foreign Corrupt Practices Act, United Kingdom Bribery Act, Bermuda Anti-Bribery Act of 2016, and similar anti-bribery laws and regulations in the jurisdictions in which we do business. Our people are precluded from offering or receiving improper payments or promises to provide anything of value, which includes gifts, entertainment, certain travel expenses, political or charitable contributions, and other payments both direct and indirect (i.e., through agents or contractors), to influence a business decision in our favor, or with a view toward inducing a party to do or not do something. Business gifts, hospitality, or entertainment involving government officials must be pre-approved by Compliance and comply with our internal policies.

Gifts & Business Hospitality

The appropriate purpose of any business gift or entertainment should be to create goodwill or strengthen business relationships. Giving and receiving gifts and entertainment could give rise to a conflict of interest. Gifts and entertainment should never influence or give the appearance of influencing a party’s ability to make impartial decisions. Business gifts and entertainment, whether offered or received, should never be lavish, unusual, or extravagant in the eyes of a third party.

Anti-Money Laundering & Sanctions

It is our policy to strictly comply with all applicable laws and regulations designed to combat financial crime, money laundering, and terrorist financing. The Company does not do business with sanctioned persons, businesses, or countries. Our goal is to form business relationships and engage in transactions only with legitimate, law-abiding counterparties. To ensure compliance with this policy, we use the “know your customer” process to verify the identity of potential investors, policy holders, or counterparties prior to establishing a financial relationship. Additionally, our people are expected to report any unusual or potentially suspicious activity that could involve money laundering or terrorist financing, has no apparent business or lawful purpose, or may involve questionable sources of customer funds.

Facilitation of Tax Evasion

It is the Company’s policy to strictly comply with all laws and regulations designed to counteract tax evasion and the criminal facilitation of tax evasion (including, but not limited to, the U.S. Foreign Account Tax Compliance Act and the U.K. Criminal Finances Act 2017) in the jurisdictions in which the Company does business.

Antitrust

Antitrust laws are designed to prevent monopolies and encourage competition. These laws are complex, and penalties can be severe. Determining if an action unreasonably restrains trade or is otherwise improper depends on a variety of factors. Our policy is to compete solely based on our superior products and services and to avoid improper actions that violate antitrust rules and regulations, are anti-competitive, or unreasonably restrain trade.

APOLLO

Fair Competition & Dealing

The Company’s policy requires our people to deal fairly and act honestly in all business relationships, whether with clients, customers, suppliers, competitors, or other Company personnel. Our people should not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal practice. No one should ever use any illegal or deceitful method to gather competitive information. Stealing or possessing proprietary information or trade secret information that was obtained without consent, from past employers or others, or inducing such disclosures from past or present employees of other companies, is prohibited. Information about the Company’s suppliers, customers, competitors, employees, and other personnel must always be used in compliance with the law.

Corporate Opportunities

Our people owe a duty to the Company to advance its legitimate interests. They should not use their position, contacts, or information for personal gain for themselves, family members, or friends. In addition, subject to the Company’s governing documents, our people may not compete against the Company or take for themselves opportunities they learn of through their work or through the use of Company property, information, or position, without the consent of the Chief Compliance Officer of AGM, AAM, or Athene, as applicable.

Recordkeeping & Reporting

The Company is subject to various laws, regulations, and other data retention requirements. Our systems are configured to retain records consistent with these requirements, and records should be retained and destroyed in accordance with our records retention policies. Our people must send all business-related electronic communications that are subject to such retention requirements through the Company’s electronic communication systems at all times, including when away from the office.

Additionally, our people should never destroy any documents relevant to any pending, threatened, or anticipated litigation, regulatory investigation, or audit for any reason. Destroying or altering a document with intent to impair its integrity or availability for use in any potential official proceeding is a crime.

Communicating with Regulators & Public Disclosures

Relationships with regulators are primarily handled by Legal and Compliance, who are responsible for disclosures and reporting for the Company. It is important for the Company’s communications to be coordinated, accurate, complete, and timely. Company personnel should escalate any inquiry from a regulatory or governmental source to Legal and Compliance. This includes forwarding to Legal any subpoenas or inquiries from a governmental source and notifying Legal of any substantive interaction with a regulatory authority.

The Company strives to provide full, fair, accurate, timely, and understandable disclosure in periodic reports it files with the SEC (“Periodic Reports”), in all other material disclosure documents filed with or submitted to the SEC, or provided to the Company’s investors or prospective investors (“Disclosure Documents”). Company personnel involved in the preparation of Periodic Reports and Disclosure Documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) should strive to ensure disclosures are full, fair, accurate, timely and understandable.

APOLLO

Avoiding Conflicts of Interest

Company personnel are prohibited from engaging in any activity, practice, or act which conflicts with, or appears to conflict with, the interests of the Company, without disclosing such activity, practice, or act and its potential conflicts to, and receiving approval from, the applicable Chief Compliance Officer or his/her designee. A conflict of interest exists when an individual’s personal activities or financial affairs may influence his or her judgment in the performance of duties in an adverse way to the Company or its clients. In our business capacities, we may act as fiduciaries and owe a series of duties to our clients, including a general duty to act in their best interest and avoid actual and apparent conflicts of interest.

To protect the Company, our investors, and our people, it is essential that any conduct or transactions potentially raising conflict of interest concerns be fully disclosed to appropriate persons before they are undertaken.

Personal investment activities should always be conducted with the Company’s reputation in mind and in compliance with all applicable laws and regulations. Additionally, in the course of ordinary business activities, our people may become aware of non-public information regarding the business, operations or securities of a company that would be material to a decision to buy, sell, or hold securities issued by that company. Material non-public information (“MNPI”) is information that is not yet fully disclosed to the public and where there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have an impact on the market price of an issuer’s securities. Using such information for your financial or other personal benefit or conveying this information to others is prohibited. Trading in securities while aware of MNPI, or tipping others to trade, is both unethical and illegal. All personnel subject to this Code must comply with AGM’s Insider Trading Policy and Apollo’s Insider Trading Prevention Policy which sets forth obligations in respect of trading in Apollo’s securities. A conflict may arise from involvement in outside interests or activities that may either conflict with a duty to the Company, adversely affect one’s judgment in the performance of Company responsibilities or provide an actual or potential personal benefit. The benefit may be direct or indirect, financial or nonfinancial, through family connections, personal associations, or otherwise. The Company’s policy is that all our people must conduct the business affairs of the Company in such a manner to avoid such conflicts of interest, whether actual or potential. Any outside activities our people undertake should not reflect adversely on the Company or give rise to a real or apparent conflict of interest with their duties to the Company. Full time employees are expected to devote substantially all of their business time, energy, and skill to the performance of their duties for the Company. Outside activities must not interfere with job performance or require such long hours as to affect physical or mental effectiveness.

APOLLO

We respect the right of our employees to participate in the political process and to engage in political activities of their choosing, as long as that support is in compliance with laws, rules, and regulations that govern our business, and in accordance with our internal policies and procedures. Personnel involved in personal and civic affairs must make clear at all times that their views and actions are their own, and not those of the Company. Political contributions may never be made under circumstances in which it would appear to influence a business decision. The Company may occasionally express its views on local and national issues that affect its operations. In such cases, Company funds and resources may be used, but only when permitted by law and our guidelines. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. The Company may pay related administrative and solicitation costs for political action committees formed in accordance with applicable laws and regulations. Any use of Company resources for political activities, including contributions or donations, requires advance approval by the applicable Chief Legal Officer, General Counsel, Chief Compliance Officer, or their designee. In general, our people should avoid any activity, investment, or relationship that raises a potential conflict of interest, including avoiding business transactions with the Company. For example, employees may not act on behalf of the Company in any transaction or undisclosed or unvetted business relationship involving themselves, members of their family, or other persons or organizations with which they, their family, or friends have had any significant personal connection or financial interest. Our people may not engage in self-dealing or otherwise trade upon their Company position or accept or solicit any personal benefit from a client, investor, other persons who have a relationship with the Company, or a related party of the Company that is not generally available to other persons or is made available to them due to their position without prior approval from Compliance.

APOLLO

Safeguarding Information & Using

Company Assets

We expect our people to apply their best judgment when using Company resources. Our assets should be protected and may never be used for illegal or improper purposes. Company assets include not only financial assets, such as cash and securities, and physical assets, such as furnishings, equipment, and supplies, but also confidential and proprietary client relationships and intellectual property, such as information about clients, investors, related parties, systems, and people. All property created, obtained, or compiled by or on behalf of the Company belongs to the Company.

Confidential, Proprietary, & Material Non-Public Information The success of the Company depends on safeguarding our client, proprietary, and other confidential information. Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with federal and state securities laws. Confidential information includes all information that you obtain during the course of your relationship with the Company that is non-public and includes all non-public information that might be of use to competitors or harmful to the Company or its clients if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by the Company or when the information has been publicly disseminated. Some confidential information is also proprietary information, which includes any information that our people create, develop, receive, or have access to as a result of their work at the Company. Examples of proprietary information include the Company’s business information, trademarks, copyrights, and other intellectual or proprietary property. These are valuable assets that need to be protected. Some confidential information is also MNPI. Using MNPI for your financial or other personal benefit or conveying this information to others is prohibited. Access to confidential information should only be provided internally to those who have a valid business purpose and need to know this information. Such information should never be forwarded to personal e-mail accounts or other unauthorized external systems. The obligations to preserve confidential information and to use proprietary information only for legitimate business purposes continue even after employees, officers and directors leave the Company. Privacy & Data Protection While conducting Company business, our people may also receive personally identifiable or sensitive information. Such information may be entrusted to us by our clients, policy holders, investors, employees, companies in which our clients invest, and prospective portfolio companies of our clients. Our people must maintain the confidentiality of any personal or sensitive information entrusted to us and comply with all Company policies, agreements, and regulatory requirements regarding the protection, collection, use, or release of such information. Our people must also exercise appropriate care to prevent unauthorized disclosure and use of such information.

APOLLO

Appropriate Use of Technology The Company provides computers, telephones, e-mail systems, and other electronic communications devices, networks, applications, and other resources (collectively, “Systems”) for conducting business. The Systems are Company property, and to the extent permitted by applicable laws, we treat all electronic communications created, sent, received, or stored on the Systems as property of the Company. In accordance with applicable laws and regulations, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at all times as deemed appropriate for the Company’s legitimate purposes without further notice or consent. The Company conducts regular monitoring of Systems and electronic communications. Any records that you create and store are subject to this Code and may be demanded by third parties during the course of litigation or a government investigation or, in the case of records sent outside the Company, subject to the records retention policies of the recipients. It is unacceptable to include discriminatory remarks, harassment, and threats of violence or similar inappropriate or unlawful conduct in communications. This applies to communications of all kinds, including e-mail, instant messaging, voice mail messages, text messages, video recordings, and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company’s records retention policy. Personal e-mail and messaging systems, including social networking applications and websites, should not be used for business-related electronic communications. Personnel should adhere to their respective communication polices and may not forward confidential information to their personal e-mail account. Communicating Responsibly Our people should exercise good judgment and act with the Company’s reputation in mind with regard to all internal and external communications. The Company frequently receives requests for information from various third parties, including the media. Information disclosed publicly about the Company can significantly impact our business interests and reputation. Our people should not speak on behalf of the Company unless authorized to do so by Corporate Communications and should never give the impression that they are speaking on behalf of the Company in any personal communication, including social media accounts of any kind, user forums, blogs, chat rooms, or bulletin boards. Any communications with the public must be consistent and accurate. Examples of public communications include: publishing press releases, communicating with the media, participating in conferences and speaking engagements, publishing written works, providing public testimony, posting content on social media, and responding to federal and state information act requests.

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Our People

The Company fosters an entrepreneurial growth mindset and empowers our people to succeed. We embrace innovation, challenge convention, and lead responsibly to drive our industry and our impact forward. We operate as one team, with an unwavering commitment to our shared core principles. Our people come first, and our culture continues to evolve to offer our employees greater flexibility and the support they need to succeed at work and at home.

Whether you’re new or already part of the Company, continuing and growing our success depends on you. To support you, the Company is committed to creating a dynamic, diverse, and collegial workplace where you can collaborate, learn, and develop.

While we must adapt to business customs and practices in global markets, our people should adhere to applicable U.S. laws and regulations, as well as the laws, cultures, and customs of the countries in which they work.

Demonstrating Appropriate Conduct

Appropriate conduct is critical to maintaining our culture of integrity and safeguarding the Company’s reputation. All employees are required to comply with the law in their jurisdiction and with all applicable Company policies, procedures, agreements and terms to which they are subject, including, but not limited to, the policies referenced within this Code (including its appendices). In addition, all employees are expected to exercise sound judgment and always demonstrate appropriate behavior as all of our actions can have an impact on the Company’s reputation. If you identify a risk that could result in harm to the Company, whether economic, reputational or otherwise, you should promptly notify your manager or Human Capital. These requirements and expectations are not limited to the workplace and Company events, but also extend to any personal conduct that could adversely impact the workplace, the Company’s reputation, or any employee’s ability to perform on the job. Employees who are found to have engaged in inappropriate conduct may be subject to disciplinary action, which may include termination.

Expanding Opportunity

The Company is committed to expanding opportunity within its workforce. This commitment extends to all employees. Diversity within the Company means a blend of different experiences, perspectives, skills, genders, ages, ethnicities, and cultural and social backgrounds across all levels of the Company. To this end, the Company aims to promote and implement strategies which expand opportunity at all levels of our workforce:

•	In our employment practices, including endeavoring to consider a wide pool of talented candidates for every open role and selecting the best and most qualified candidate;

•

Across all components of the Company’s business practices, including our workplace and anti-discrimination policies and flexible work practices, so that our policies, procedures, and culture empower and support employees from all backgrounds; and

•	In our development and training programs, including through our education programs and community and corporate social responsibility initiatives.

We are committed to fostering a modern, high-performance culture which values diversity and provides all employees with the opportunity to succeed.

APOLLO

Discrimination & Harassment

Equal Employment Opportunity Policy

The Company provides equal employment opportunities to all employees and applicants without regard to race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation. This policy applies to all terms and conditions of employment, including, but not limited to, recruitment, selection, promotion, compensation, benefits, termination, layoff, transfer, leaves of absence, and training.

Company policy prohibits unlawful discrimination based on race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation.

Harassment Prohibited

The Company is committed to providing a workplace that is free of all forms of harassment. Under this policy, “harassment” is defined as verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of an individual’s race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance or regulation, and that: (i) has the purpose or effect of creating an intimidating, hostile, or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities. Harassment is a form of prohibited employee misconduct. Any employee found to have engaged in any form of harassment will be subject to discipline, which may include termination.

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Sustainability & Corporate Responsibility

We believe Apollo is uniquely positioned to drive a more sustainable future and expand opportunity in our workplace, the marketplace, and throughout the communities where we work and live. Accordingly, we take an integrated approach and incorporate relevant environmental, social and governance considerations into how we invest, how we lend, and how we operate our firm globally.

Our sustainability strategy prioritizes creating economic value for our shareholders and serving the needs of our clients and employees in a responsible way that can lead to long-term positive contributions to the communities in which we operate. Sustainability at Apollo is more than a negative screen, risk mitigator, or due diligence tool — it’s a potential driver of opportunity and growth.

We view sustainable investment to be the strategy and practice of incorporating environmental, social, and governance factors and sustainability outcomes into our investment decisions, practices, and ownership, to the extent they are deemed to be material to financial performance and consistent with fiduciary obligations. We believe that managing relevant ESG risks and realizing ESG opportunities can make us better investors and better stewards of client capital by positioning portfolio companies and other investments of Apollo-managed funds for sustainable financial success.

Additional Resources

•	Sustainable Investing and Environmental, Social & Governance Policy

•	Annual Sustainability Report, Vol. 14 (2022)

•	ESG Reporting Supplement, Vol. 14 (2022)

Additional sustainability-related disclosures for Apollo and Athene can be found here and here

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Appendix A

Apollo Asset Management, Inc. Policies

All individuals subject to AAM’s policies and procedures must immediately report any securities or other regulatory investigation, misdemeanor (other than minor traffic violations), criminal charge, or arrest involving you personally, regardless of whether it relates to the Company’s business. Anti-Bribery, Gifts & Entertainment All individuals subject to AAM’s policies and procedures are required to report to and/or pre-clear with Compliance certain gifts received from or given to anyone who is doing business with, or who is seeking to do business with AAM. Additionally, our people are required to pre-clear with or report to Compliance any entertainment provided to a government official regardless of value, as well as entertainment provided to or received from anyone doing business with or seeking to do business with the Company that exceeds $1,000 in total value per person. Personal Trading & Personal Private Investments All individuals subject to AAM’s policies and procedures must disclose personal brokerage accounts in which they have a beneficial ownership to Compliance and pre-clear certain securities transactions and private investments with Compliance prior to execution to evaluate whether any conflicts or other restrictions exist. Outside Interests & Activities Outside business activities include any form of employment other than AAM. Outside business activities also include serving as a director or officer of another company or organization, including of a portfolio company of an Apollo- managed fund, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your responsibilities to the Company. AAM personnel are required to preclear proposed outside interests and activities with Compliance. Political Contributions AAM encourages its employees to support political causes of their choosing, so long as it is in compliance with relevant laws, rules, and regulations. Proposed political contributions to a candidate for any election (local, state, federal), committee, political party, political action committee, or other politically active entity must be disclosed to and pre-cleared with Compliance. Political contributions may never be made under circumstances in which it would appear to influence a business decision.

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All individuals subject to AAM’s policies and procedures must also familiarize themselves with the policies contained in the applicable Employee Handbook for their jurisdiction which is made available on the AAM intranet. In addition, all such individuals must also familiarize themselves with the additional policies made available on the Legal, Tax & Compliance homepage, including but not limited to the following: Conflicts of Interest Policy AGM Insider Trading Policy Insider Trading Prevention Policy Anti-Money Laundering Policy Anti-Bribery Policy Gifts & Entertainment Policy Lobbying Policy Outside Business Activities Policy Personal Trading and Private Investment Policy Political Activities Policy

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Appendix B

Athene Holding Ltd. Values and Policies

In accordance with their respective by-laws, directors and executive or chief officers of the Bermuda entities, who are directly or indirectly interested in a contract or proposed contract or arrangement, must declare the nature of such interest. Directors and executive or chief officers of other entities must disclose any material transaction, interest, affiliation or relationship which either conflicts with, or is likely to conflict with, the official duties of that person, or that otherwise might reasonably be expected to give rise to a conflict in accordance with the applicable governing documents. To ensure regular disclosure of such conflicts, Athene will send an annual conflicts of interest survey to its directors, officers, and certain key employees. Any such conflicts are handled in accordance with the respective entity’s governing provisions related to conflicts. When giving or receiving gifts or entertainment, you must make sure it is for a legitimate business purpose and in accordance with the Athene Employee Travel & Expense Reimbursement Policy and the Athene Anti-Bribery Policy. These policies are in addition to the guidance provided above. Those individuals who are registered through Athene Securities, LLC as an associated person should contact the Chief Compliance Officer of Athene Securities for guidance with respect to FINRA rules. Those who are part of the AAM Compliance Program may have pre-clearance requirements. Additionally, Athene employees are required to report with Compliance any gift or entertainment provided to or received from anyone doing business with or seeking to do business with the Company that exceeds $250 annually in total cumulative value per person. Cash and cash-equivalent gift cards such as Visa credit cards are not permitted. Vendor gift cards (Starbucks, Target etc.) are allowed to be received from a third party and must be reported if over $50. Additional guidance is available by reviewing the following policies. Athene Employee Travel & Expense Reimbursement Policy Athene Anti-Bribery Policy Protecting our customers and policyholders in any market environment is our top priority. Athene maintains and follows policies and procedures to help ensure customers’ needs are met based on their objectives, risk tolerance and financial needs. This is done by making sure the customer is in an appropriate financial position to purchase an Athene annuity. Athene also protects our customers by making sure that the product features and benefits are able to meet the customers’ current and long-term financial needs and objectives. Customer protection is a very important part of the Athene application process to ensure an appropriate and suitable sale has occurred and is in the best interest of the customer. To help assure that financial professionals act in the best interest of our customers, Athene maintains a robust suitability program and procedures related to responsible marketing practices.

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Philanthropy & Grantmaking Athene is committed to social responsibility practices that benefit our communities. In furtherance of this commitment, Athene may periodically ask its service providers, vendors, and others with whom it has a business relationship to consider making a charitable contribution directly to an identified charitable organization. Athene will not require or expect that a contribution is made in response. Moreover, our people are precluded from considering such charitable contributions when making business decisions for Athene. The Athene Charitable Foundation (the “Foundation”) is a separate charitable organization that operates a community grantmaking program. Grantmaking decisions are made solely by the Foundation’s Board of Directors and its designees. The Foundation’s grantmaking will never be used to facilitate or impact Athene’s business relationships. Review Athene Policies In addition to the guidance contained in this Code, there are many other Athene policies that Athene employees must also familiarize themselves with that are made available internally.

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Disclaimer

This Code is designed to acquaint directors, executive officers and Employees with the Company’s policies with respect to business conduct and ethics.

The information contained in this Code is not intended to represent all the Company’s policies. In addition, directors, executive officers and Employees should be aware that the Company may revise, supplement or rescind any policies or portions of this Code at any time as it deems appropriate, in its sole and absolute discretion. This Code is the property of the Company.

Date: February 2024

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